Exhibit 10.13

Consulting Agreement

I, Andrew Kielbania, accept the position of Chief Scientist of Bioneutral Laboratories Corporation USA (the “Company”).  I will accept responsibilities and take direction from the Company’s Board of Directors.  I accept this position as of January 1, 2008 as a contractor for total monthly compensation of $10,000.  Such compensation will not be paid until the Company has adequate funds in order to make payment on the compensation owed to me.  No other compensation arrangements exist between myself and the Company.

Contractor:

/s/ Andrew Kielbania
Andrew Kielbania

For the Company:
/s/ Raj Pamani
Raj Pamani, Director